FOR IMMEDIATE RELEASE:  Monday, December 23, 2002

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. EXPECTS STRONGER SALES THAN PREVIOUSLY ANNOUNCED FOR THIRD QUARTER

OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced that MITY preliminarily estimates net sales for its third fiscal quarter ending December 31, 2002 to be the same or above the $10.1 million reported for the comparable prior year period. Nielson said that complete results for the third quarter should be released next month.

"Bookings for our multipurpose room furniture increased significantly in November," Nielson remarked. "This increase in sales has forced us to increase our table production in December for the first time in Mity-Lite's history. In addition, stronger than anticipated sales at Broda, our health care seating subsidiary, have contributed to anticipated sales growth for the quarter."

"The quarter has not ended, but results thus far indicate preliminarily that sales will remain flat or increase by as much as five percent from net sales reported during the same period a year ago," said Paul R. Killpack, chief financial officer of MITY Enterprises, Inc. "The results thus far are better than the original five to ten percent decline over the prior year period we anticipated when we released our second fiscal quarter results in October."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. The Company's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mitylite.com.

This press release contains forward-looking statements related to (i) the Company's belief that sales of its multipurpose room furniture and health care seating will continue to be strong and (ii) the Company's anticipation that its sales volumes during the quarter will remain flat or increase by as much as five percent over the prior year's third quarter. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (a) continued global economic uncertainty resulting from current world tensions and U.S. military actions and their potential impact on the company's operations; (b) the continued general downturn in the furniture industry and its potential impact on the company's operations; (c) decreased capital spending on furniture by customers in the Company's target markets; (d) increased price and quality-based competitors particularly in the multipurpose room furniture segment; and (e) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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